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EXHIBIT 23.1


               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-    ) pertaining to the Online Resources & Communications
Corporation 1989 Stock Option Plan and the Online Resources & Communications Corporation 1999 Stock Option Plan and the related prospectus of Online Resources & Communications Corporation for the registration of 147,715 shares of its common stock dated December 10, 1999, of our reports dated February 10, 2000 with respect to the financial statements and schedule included in this Form 10-K/A for the year ended December 31, 1999.


                                        /s/ Ernst & Young LLP


McLean, Virginia
June 29, 2000